                                                                  Exhibit 10.22

                             Friday, June 27, 1997



Mr. Dan Steimle
P.O. Box 928
Occidental, CA 95465
(707) 874-1641 Home
874-9609 Home Fax
(707) 794-7740 Work

Dear Dan:

I am delighted to offer you a position as Vice President, Finance and Administration and Chief Financial Officer for Hybrid Networks, Inc. (the Company), reporting to me, at a base monthly salary of $12,500. In addition to your base salary you will be eligible to participate in the Executive Bonus Plan for the fiscal year ending March 31, 1998. This Plan has been approved by the Company's Board of Directors and provides for an amount equal to 30% of your yearly base salary, or $45,000 to be paid on the attainment of certain objectives in revenue, operating income, and cash management.
Bonuses under this Plan will be paid quarterly in the first month following the completion of the quarter.

Further, a recommendation will be made to the Board of Directors that you be granted an Incentive Stock Option to purchase 300,000 shares of common stock in Hybrid (1.54% of outstanding shares,1.07% of fully diluted shares) under the terms of the Company's 1996 Executive Incentive Plan, which has a provision for accelerated vesting under certain conditions. The purchase price of these shares would be the price set by the Board of Directors for common stock in the Company at the meeting immediately following your first day of work at the Company.

In addition, Hybrid will pay you a bonus of $20,000 to be paid in two installments, $10,000 following the completion of your first full month of employment and $10,000 at the completion of the third full month of employment, and we will guarantee you a payment of $11,250 at the time of the payouts for the Executive Bonus plan for the September 1997 quarter in lieu of any payments under that Plan. Finally, Hybrid will provide up to $2,000 per month in assistance toward renting an apartment in the area for up to twelve months. This will make your targeted fiscal year compensation equal to $229,000 with additional upside potential under the Bonus Plan.

As a full-time employee of Hybrid, you will be eligible to participate in all Company sponsored benefits. These include medical, dental and life insurance, LTD insurance, Personal Time Off, Company-recognized Holidays, our 401(k) Plan and our Section 125 Cafeteria Plan. If you accept this offer, you would begin work as a n exempt employee.

Employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. If you are terminated without cause at any time, you will be paid a lump sum amount equal to three months of your base salary in effect as of the date of termination. Any contrary representations that may have been made or that may be made to you are superseded by this offer. This is the entire agreement regarding the terms of your employment with the Company and all future modifications have to be agreed upon in writing by both parties.

Your employment pursuant to this offer is contingent on you executing our standard Proprietary Information and Inventions Agreement and upon you providing the Company with legally required proof of your identity and authorization to work in the United States.

Please return to me a signed copy of this letter if you accept the above-described offer. This offer, if not accepted, will expire on July 3, 1997. If you have any questions, please call me at (408) 342-4255. I am looking forward to having you join our team as we build Hybrid into a major corporation.

                              Very truly yours,

                              /s/ Carl Ledbetter

                              Carl Ledbetter
                              President & CEO

Accepted and Agreed to:

/s/ Dan Steimle                7/15/96                    7/16/96
---------------------          -------------------        ----------------------
Dan Steimle                    Acceptance Date            Proposed Starting Date

                     COMBINED RELOCATION AND HOUSING SUBSIDY
                           ALLOWANCE ADDENDUM  II


The second and third sentence of the third paragraph of the offer letter are amended as follows:

"The Company shall establish a $24,000 pool to be used for the following, at your discretion:

A)   Apartment rent and related living expenses.
B)   Mortgage on a second home
C)   Moving expenses prior to an IPO or other financing as described below
D)   A combination of the above

Reimbursement and drawdown will occur monthly at the rate of $2,000/mo upon submission of appropriate documentation.

In addition, the Company will, upon the successful completion of an IPO or other financing or financings which total $25M or more, provide a $50,000 one-time moving fund to be paid to you in a lump sum.



                                   /s/ Carl Ledbetter               7/14/97

                                   /s/ Dan E. Steimle

                       COMPANY MILESTONE BONUS ADDENDUM II*


The following bonus opportunity shall supplement the offer letter and you shall be eligible to receive a bonus based on successful completion of funding at various levels as follows:

-------------------------------------------------------------------------------------------------------------------------
OBJECTIVES                                        CRITERIA                                                      RESULTS
-------------------------------------------------------------------------------------------------------------------------
 SECURING          FUNDING:           FOR A TOTAL                                           BY
 FUNDING           AMOUNT:                OF:                  SOURCE:                     DATE:                 BONUS:
-------------------------------------------------------------------------------------------------------------------------
Initial     $5 million minimum   $5 million minimum      Bank credit lines           October 31, 1997         $10,000.00
                                                         Convertible debentures              **
                                                         Equity

Additional  $5 million minimum   $10 million minimum     Convertible debentures      December 31, 1997        $10,000.00
                                                         Equity                              **

Additional  $15 million mimimum  $25 million minimum     Equity                      June 30, 1997            $25,000.00
                                         *                                                   **                    *
-------------------------------------------------------------------------------------------------------------------------


* If total amount of funding is $3.2 million or more, an additional $10,000.00 will be paid.

** Or upon subsequent review and discussion, to be mutually agreed to by Carl Ledbetter, Dan Steimle and the Hybrid Board of Directors.





                                      /s/ Carl Ledbetter            7/14/97

                                      /s/ Dan E. Steimle